SHAREHOLDER SERVICES PLAN

Pine Grove Alternative Institutional Fund

1. INTRODUCTION

It has been proposed that the above-captioned investment company (the "Fund") adopt a Shareholder Services Plan ("Plan") under which the Fund would pay Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services), the Fund's administrator (the "Administrator"), and the Administrator or the Fund's distributor, Foreside Fund Services, LLC (the "Distributor') would pay certain financial institutions, broker-dealers and other industry professionals (collectively, "Service Agents") for providing services to shareholders of the Fund. The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" as defined under the Conduct Rules of the Financial Industry Regulatory Authority ("FINRA").

The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets for such purposes.

In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and its shareholders.

2.THEPLAN

The material aspects of this Plan are as follows:

A. The Fund shall pay to the Administrator a monthly fee at the annual rate of up to 0.85% of the value of the net assets of the Fund attributable to shareholders who have purchased shares of the Fund through the Administrator at the end of the relevant [quarter] in respect of the provision of personal services to shareholders and/or the maintenance of shareholder accounts not otherwise provided by the Fund's transfer agent. Administrator or Distributor is authorized to enter into agreements related to the Plan that have been reviewed by counsel to the Fund ("Plan Agreement") and payments to a Service Agent are subject to compliance by the Service Agent with the terms of any Plan Agreement.. Administrator or Distributor agrees to provide to each Service Agent such information and reports as are necessary or appropriate to permit and/or facilitate the performance by each Service Agent of the services to shareholders of the Fund as contemplated by the Plan. In accordance with the Conduct Rules of the FINRA, the aggregate fees payable to the Administrator and any Service Agent pursuant to this Plan and any Plan Agreement shall not exceed 5.0% of the total aggregate offering price of the Fund's shares.

B. For the purpose of determining the fees payable under this Plan, the value of the Fund's net assets shall be computed in the manner specified in the Fund's prospectus and statement of additional information for the computation of net asset value.

C. The Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

D. This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Plan Agreement, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

E. This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

F. This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

G. This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Plan Agreement.

Dated: June 6, 2016; reapproved June 7, 2017